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EXHIBIT 99C.3


CONSOLIDATED STATEMENTS OF                             U S WEST, Inc.
CASH FLOWS (UNAUDITED)                             Six Months Ended
                                                        June 30,
In millions                                          1997     1996
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
OPERATING ACTIVITIES
 Net income                                         $   468  $   644
 Adjustments to net income:
  Depreciation and amortization                       1,660    1,172
  Equity losses in unconsolidated ventures              318      143
  Gains on sales of investments                         (95)      -
  Gains on sales of rural telephone exchanges           (47)     (49)
  Cumulative effect of change in accounting
   principle                                             -       (34)
  Deferred income taxes and amortization
   of investment tax credits                            (85)     (50)
 Changes in operating assets and liabilities:
   Restructuring payments                               (50)     (82)
   Postretirement medical and life costs,
    net of cash fundings                                 10      (24)
   Accounts and notes receivable                        (11)      21
   Inventories, supplies and other                      (91)     (45)
   Accounts payable and accrued liabilities             384      (55)
 Other - net                                            117      (10)
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Cash provided by operating activities                 2,578    1,631
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (1,558)  (1,509)
 Investment in Continental Cablevision               (1,150)      -
 Investment in international ventures                   (44)    (139)
 Proceeds from asset sales                              575       -
 Proceeds from disposals of property, plant
  and equipment                                          32      104
 Cash from net investment in assets
   held for sale                                         50       93
 Other - net                                           (141)     (74)
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Cash (used for) investing activities                 (2,236)  (1,525)
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FINANCING ACTIVITIES
 Proceeds from (repayments of) short-term
  debt - net                                         (3,714)     340
 Proceeds from issuance of long-term debt             4,110      330
 Repayments of long-term debt                          (193)    (476)
 Dividends paid on common and preferred stock          (498)    (469)
 Proceeds from issuance of common stock                  49      104
 Purchases of treasury stock                            (53)      -
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Cash (used for) financing activities                   (299)    (171)
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CASH AND CASH EQUIVALENTS
 Decrease                                                43      (65)
 Beginning balance                                      201      192
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Ending balance                                      $   244  $   127
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